Exhibit 99.1

RumbleOn Announces Appointment of Joe Reece to its Board of Directors

OCTOBER 09, 2018
CHARLOTTE, N.C.--(BUSINESS WIRE)-- RumbleOn (NASDAQ: RMBL), the only 100- percent-online powersports marketplace, today announced the addition of Joe Reece to the Company's Board of Directors, effective October 8, 2018. Reece has more than 30 years of experience running and advising multi-billion dollar, multi-national businesses and has served on several public company boards. His experience spans various sectors, including technology, consumer retail, media and financial services.

“We are pleased to welcome Joe to the Board of Directors and look forward to benefitting from his robust experience across a wide variety of sectors and specialties,” said Marshall Chesrown, CEO of RumbleOn. “Joe brings strong financial acumen and public company board experience to RumbleOn. We believe he will be an exceptional addition to our board as we continue to execute on our goal to grow over the long-term and create value for our shareholders.”

“RumbleOn has built a powerful technology platform that underpins an efficient and transparent customer experience,” said Reece. “RumbleOn is changing the way consumers and dealers alike are engaging in pre-owned vehicle transactions and I look forward to joining Marshall and the rest of RumbleOn’s impressive team to help support the company through its accelerated growth and future successes.”

Reece has more than 30 years of experience advising public and private corporations, boards, financial sponsors and institutional investors on strategy, financing, and mergers and acquisitions in the consumer and retail, technology, media, financial services and industrial sectors. Reece is the Founder and Chief Executive Officer of Helena Advisors, LLC, a Merchant Bank based in Los Angeles, where in addition to principal investing, he provides CEO level counseling focused on long-term value creation. He was Head of the Investment Bank for the Americas for UBS Securities from 2017 to 2018. Prior to that, he spent 18 years with Credit Suisse where he provided investment banking, capital market advisory services, and merger and acquisition advice across a broad range of industries. He held a number of senior management positions across the Investment Bank, including the Global Head of ECM, the Global Head of the Industrials Group and sat on both the Global Equities Management Committee and the Investment Banking Management Committee. Reece began his career at the United States Securities and Exchange Commission as Staff Counsel ultimately rising to become Special Counsel for the SEC’s Division of Corporation Finance and subsequently practiced law with Skadden Arps based in Los Angeles in the Corporate Practice Group. Reece is a graduate of Georgetown University Law Center and the University of Akron.

Reece currently serves as a member of the board of directors of Georgetown University Law Center, the Foundation of the University of Akron and Chair-ity. In addition to his previous service on the Board of UBS Securities, LLC, Reece also served on the Boards of CST Brands, Inc. and LSB Industries, Inc. from 2015 to 2017 and was previously a member of the board of directors of the New York Foundation for the Arts and KIPP: NYC.

Reece is the seventh member of RumbleOn’s Board of Directors.

For more information on the RumbleOn marketplace, visit www.rumbleon.com.

About RumbleOn

RumbleOn operates a capital-light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned vehicles in one online location. RumbleOn’s goal is to transform the way pre-owned vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. RumbleOn’s initial focus is the market for VIN specific pre-owned powersport vehicles with an emphasis on motorcycles and other powersports. Serving both consumers and dealers, through its 100-percent-online marketplace platform, RumbleOn makes cash offers for the purchase of pre-owned vehicles. In addition, RumbleOn offers a large inventory of pre-owned vehicles for sale along with third-party financing and associated products.

View source version on businesswire.com: https://www.businesswire.com/news/home/20181009005308/en/

Media Contact
BLASTmedia for RumbleOn
Jake Doll, 317-806-1900 ext. 122
jake@blastmedia.com
or
Investor Contact:
The Blueshirt Group
investors@rumbleon.com

Source: RumbleOn